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                                  EXHIBIT 99.1

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                TAB PRODUCTS CO. ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 21, 2000

            REMARKS BY CHAIRMAN AND INTERIM CHIEF EXECUTIVE OFFICER,
                                  HANS A. WOLF


The final slide we showed at last year's Annual Meeting said that after three years of various stages of preparation, our fiscal year 2000, the year that ended on May 31 of this calendar year, would be the year of delivering on the promise--the promise of revenue and profit growth. You already know, and the Board and I are also keenly aware of the fact, that we failed to achieve what we promised.

As I wrote in my letter to Stockholders in our Annual Report, our operating performance last fiscal year was clearly unsatisfactory. Instead of revenue and profit growth, our revenue declined and we incurred a very large operating loss. Thus I owe you a frank explanation of what went wrong and what we are doing about it.

But I also owe you a balanced picture. So before talking about how TAB got off track, I need to make sure that we recognize that TAB has very considerable strengths.

For most of TAB's 51 years we have been a successful business because we have focused on providing cost effective solutions to our customers' document management problems. Our solutions are based on our large body of expertise that significantly improves the ability of our customers to organize, control, store and retrieve documents that are critical to their business success.

TAB innovated the use of file folders with color-coded labels that make the storing and retrieving of file folders faster and with greater accuracy. Color-coded labels are still one of our most important product lines. We subsequently added bar codes to those labels and supply the bar code readers and software that let our customers track file folders as they move within the organization. We offer rugged file cabinets and mobile shelving that permit high density file storage to save valuable floor space and make access to files easier.

TAB reaches its North American customers through a broad distribution system. There are 25 company sales branches in the U.S. and Canada with 140 account managers who primarily call on large companies. Equally important are our independent Channel Partners who primarily serve medium and smaller size firms as well as geographic areas where there are no company owned sales branches. Over the past 15 months we have added more than twenty new channel partners, including five since our current fiscal year started on June 1. We very much appreciate the fine work of our channel partners serving important customers whom TAB could not otherwise reach efficiently.

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September 21, 2000

Both our sales branches and our channel partners are supported by product specialists and by a telephone sales staff, which takes reorders from existing customers.

Another important TAB strength is our valuable customer base, with many long-term relationships. We have especially strong penetration in the insurance industry, financial services, healthcare and certain government entities.

But a company can't just look at its past accomplishments. We recognize that the document management needs of many of our customers are changing. While predictions of a paperless society are greatly exaggerated, many firms are, in fact, moving some of their critical documents into digital form for quicker access and easier storage. That is why three and a half years ago TAB brought in a new CEO to develop a forward-looking business strategy consistent with the emerging and future requirements of our customers.

Let me summarize that strategy. TAB will provide solutions to our customers spanning the full range of their document management needs. I emphasize the words "the full range of their document management needs." The strategy calls for adding professional services to our core product offerings. Those services include the conversion of paper files into digital form as well as document management consulting services and electronic document management software. Again let me emphasize a particular phrase. Our strategy is to grow by "adding professional services" to our business, not to have professional services replace our core products.

Some organizations are currently prospects for solutions that involve converting some of their paper documents into digital form or even by-passing paper for certain purposes and entering information originally in digital form. Therefore, they need sophisticated electronic document management expertise and software. Other organizations still only need solutions for managing paper documents more effectively. TAB is committed to serving both types of customers. Consequently, product sales and services projects are equally important to TAB.

The TAB Board of Directors reaffirms this strategic statement as the right course for TAB to follow for the foreseeable future. We believe we have the necessary abilities to carry out this strategy.

Since the strategy is right for TAB, then how did we get off track? We have spent considerable time analyzing our performance and the manner in which we tried to execute our strategy. We found five principal reasons for our failure to meet expectations.

The first, and probably most important reason is that in our desire to build our professional services business we shifted too much of the attention of our branch sales force away from promoting our core products. Consequently, we lost momentum on


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September 21, 2000

product sales. While our services business has grown, it has not grown sufficiently to compensate for the lost product volume.

Coupled with the emphasis on gaining services business was a shift in sales tactics, asking our account managers to concentrate on making sales presentations to the most senior executives in large companies rather than to our traditional contacts, division and department level managers for whom effective document management is directly critical to their ability to serve their customers well. The change in tactics was effective with only a minority of potential accounts and left many of our traditional customers without an active TAB presence.

Thirdly, the growth in services revenue was not as profitable as we had planned, principally because we did not have the management, the systems and the cost controls in place to assure meeting our profit targets. As a result, our gross margin has suffered even though we have performed very well in terms of satisfying customer expectations.

As we have reported previously, we engaged in protracted negotiations with our long time channel partners in the United States to convert their contracts from exclusive geographic territories to exclusive customer lists. The change was necessary to properly align the relative responsibilities of our company sales branches and our channel partners in the execution of our business strategy. During the course of the negotiations, new orders received from our channel partners fell substantially in the second half of fiscal 1999, with the loss of revenue carrying over into the first half of fiscal 2000. We are now again on a solid footing with our channel partners with their sales of our products approximately back to former levels.

The final factor affecting our operating performance stemmed from the need to install a totally new Y2K compliant corporate information system before the start of this calendar year. That was a very formidable task, and to accomplish it in a timely way, we purchased and installed a very good generalized system but deferred the special adaptations to conform it more closely to the specialized nature of our business practices. The absence of those adaptations has caused considerable difficulties for our U.S. account managers, channel partners and customer service personnel. These difficulties have reduced our sales effectiveness and contributed to our sales shortfall.

The factors I have described not only impacted our fiscal year 2000, but continued to affect our first quarter performance adversely.

Revenue during the current year's 1st quarter was $2.3 million below last year's 1st quarter. The decline in revenue was exacerbated by a 4.7% drop in gross margin to 35.7% from 39.9% in the 1st quarter of the prior fiscal year, mainly due to high costs on our imaging and other services business. In addition we incurred the previously announced $1.4 million charge in connection with the retirement of our former CEO. The combination of these factors--lower revenue, lower gross margin and the special

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charge--resulted in an operating loss of $4.7 million. While that is a smaller operating loss than in the 4th quarter of last fiscal year, we certainly recognize that this is still unacceptable performance.

We did receive a substantial income tax benefit in our 1st quarter of this fiscal year as we can carry-back most, but not all, of the loss against income taxes paid on last year's net income. This reduced the net loss to $2.9 million, or 56 cents per share.

TAB has continued to be debt free and we had $8.3 million of cash and short-term investments at August 31, 2000. This compares to $10.9 million at May 31, 2000. The reduction in cash and short-term investments resulted principally from the pre-tax loss incurred in the 1st quarter, payments during that quarter of items accrued previously, and an increase in prepaid assets, partially offset by depreciation and a reduction in accounts receivable.

It is now 10 weeks since the middle of the 1st quarter when I was appointed Interim CEO and Bill Beattie was appointed Interim President and Chief
Operating Officer. Together with the rest of Management we certainly recognize that TAB must return to profitability and positive cash flow as quickly as possible. Consequently, we have been focusing with a sense of urgency on efforts to change the adverse factors I have described.

First and most important, we have changed the message to our sales force. We have clearly stated that for the foreseeable future the bulk of our revenues must come from vigorous efforts to sell our core products, with services business an addition to our revenue stream, not a replacement for product sales.

We are redirecting our sales activities in line with this clarification of our strategy in order to restore proper allocation of effort on promoting our products. We are also stressing to our account managers that they must develop contacts in several departments and at several management levels in large companies rather than focusing mainly on top management. While our long-term objective is bundled sales of all that TAB offers, including professional services, it is important for our sales force to capture whatever business is available now.

Because of the previous emphasis on professional services, our newer account managers have not received adequate training on our products and how to present them to potential customers. We have begun accelerated product and sales training. We have also strengthened the management of our sales force by asking four of our high performing branch managers to serve as regional managers in addition to their branch duties. Their role is to assist the other branch managers in directing, training and mentoring our account managers.


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September 21, 2000

Our channel partners are an important and very much appreciated component of our distribution system and we plan to continue to expand their numbers. We are currently in discussions with several potential new channel partners in addition to the five who joined us during July and August.

Cost problems on professional services work and imaging are receiving top management attention. We must build an adequate infrastructure of trained people, information systems and cost controls to support these business areas. A number of corrective actions have begun. We are also in the process of identifying the necessary information systems adaptations to the order management process for all U.S. operations to improve the flow of information to our sales force, channel partners and customers.

Finally, throughout TAB we have reviewed expense budgets and deferred lower priority expenditures. We still have more work to do in this area even though we understand that return to profitability must come primarily from increasing revenue.

In summary, the Board of Directors and senior management have extensively analyzed the causes of TAB's unsatisfactory operating performance over the past six quarters. We understand where we went off track and what we must do about it. We now have a clear statement of our business strategy. Our challenge is proper focus and effective execution. Sales management is redirecting our account managers to execute a more balanced approach to our customers. The necessary product and sales training has begun for our newer account managers. Throughout TAB we are working on the right things needed to achieve renewed growth and profitability.


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